Exhibit 10.16

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made effective as of April 1, 2021 (the “Effective Date”), by and between Eloxx Pharmaceuticals, Inc., a Delaware corporation, with its principal place of business being 950 Winter Street, Waltham MA 02451 (the “Company”) and Danforth Advisors, LLC, a Massachusetts limited liability company, with its principal place of business being 91 Middle Road, Southborough, MA 01772 (“Danforth”). The Company and Danforth are herein sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company is a clinical-stage biopharmaceutical company developing novel RNA-modulating drug candidates (designed to be eukaryotic ribosomal selective glycosides) that are formulated to treat rare and ultra-rare premature stop codon diseases; and

WHEREAS, Danforth has expertise in financial and corporate operations and strategy; and

WHEREAS, Danforth desires to serve as an independent consultant for the purpose of providing the Company with certain strategic and financial advice and support services, as more fully described in Exhibit A attached hereto, (the “Services”); and

WHEREAS, the Company wishes to engage Danforth on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties agree and covenant as follows.

1.

Services of Consultant. Danforth will assist the Company with matters relating to the Services. The Services are more fully described in Exhibit A attached hereto. Danforth and the Company will review the Services on a monthly basis to prioritize and implement the tasks listed on Exhibit A.

2.

Compensation for Services. In full consideration of Danforth’s full, prompt and faithful performance of the Services, the Company shall compensate Danforth a consulting fee more fully described in Exhibit A (the “Consulting Fee”). Danforth shall, from time to time, but not more frequently than twice per calendar month, invoice the Company for Services rendered, and such invoice will be paid upon 15 days of receipt. Each month the Parties shall evaluate jointly the current fee structure and scope of Services. Danforth reserves the right to an annual increase in consultant rates of up to 4%, effective January 1 of each year. Upon termination of this Agreement pursuant to Section 3, no compensation or benefits of any kind as described in this Section 2 shall be payable or issuable to Danforth after the effective date of such termination. In addition, the Company will reimburse Danforth for reasonable out-of-pocket business expenses, including but not limited to travel and parking, incurred by Danforth in performing the Services hereunder, upon submission by Danforth of supporting documentation reasonably acceptable to the Company. Any such accrued expenses in any given three (3) month period that exceed $1,000 shall be submitted to the Company for its prior written approval.

All Danforth invoices and billing matters should be addressed to:

Company Accounts Payable Contact:	Gary Rakers, Principal Accounting Officer
invoicing@eloxxpharma.com
[***]
950 Winter Street, Waltham MA 02451

All Company payments and billing inquiries should be addressed to:

Danforth Accounting:	[***]
[***]
Danforth Advisors PO Box 335
Southborough, MA 01772

3.

Term and Termination. The term of this Agreement will commence on the Effective Date and will continue until such time as either party has given notice of termination pursuant to this paragraph 3 (the “Term”). This Agreement may be terminated by either Party hereto: (a)with Cause (as defined below), immediately upon written notice to the other Party; or (b) without cause upon 30 days prior written notice to the other Party. For purposes of this Section 3, “Cause” shall include: (i) a breach of the terms of this Agreement which is not cured within 30 days of written notice of such default if curable, and if not curable such notice shall take immediate effect, (ii) the commission of any act of fraud, embezzlement or deliberate disregard of a rule or policy of the Company, and (iii) the failure of Daniel Geffken to provide or otherwise oversee the provision of the Services hereunder.

4.

Time Commitment. Danforth will devote such time to perform the Services under this Agreement as may reasonably be required. Danforth does not guarantee time and materials estimates in any way and such estimates are not fixed prices. Danforth will notify the Company as soon as practicable if an estimate will be exceeded.

5.

Place of Performance. Danforth will perform the Services at such locations upon which the Company and Danforth may mutually agree. Danforth will not, without the prior written consent of the Company, perform any of the Services at any facility or in any manner that might give anyone other than the Company any rights to or allow for disclosure of any Confidential Information (as defined below).

6.	Compliance with Policies and Guidelines. Danforth will perform the Services in accordance with all rules or policies adopted by the Company that the Company discloses in writing to Danforth.

7.

Confidential Information. Danforth acknowledges and agrees that during the course of performing the Services, the Company may furnish, disclose or make available to Danforth information, including, but not limited to, material, compilations, data, formulae, models, patent disclosures, procedures, processes, business plans, projections, protocols, results of experimentation and testing, specifications, strategies and techniques, and all tangible and intangible embodiments thereof of any kind whatsoever (including, but not limited to, any apparatus, biological or chemical materials, animals, cells, compositions, documents, drawings, machinery, patent applications, records and reports), which is owned or controlled by the Company is of a type that is customarily considered to be confidential information (collectively the “Confidential Information”). Danforth acknowledges that the Confidential Information or any part thereof is the exclusive property of the Company and shall not be disclosed to any third party without first obtaining the written consent of the Company. Danforth further agrees to take all practical steps to ensure that the Confidential Information, and any part thereof, shall not be disclosed or issued to its affiliates, agents or employees, except to the extent reasonably required to perform the Services hereunder and on like terms of confidentiality. The above provisions of confidentiality shall apply during the Term of this Agreement and survive for a period of five years after expiration or termination of this Agreement.

8.

Intellectual Property. Danforth agrees that all ideas, inventions, discoveries, creations, manuscripts, properties, innovations, improvements, know-how, designs, developments, apparatus, techniques, methods, and formulae that Danforth conceives, makes, develops or improves as a result of performing the Services, whether or not reduced to practice and whether or not patentable, alone or in conjunction with any other party and whether or not at the request or upon the suggestion of the Company (all of the foregoing being hereinafter collectively referred to as the “Inventions”), shall be the sole and exclusive property of the Company. Danforth hereby agrees in consideration of the Company’s agreement to engage Danforth and pay compensation for the Services rendered to the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, that Danforth shall not, without the prior written consent of the Company, directly or indirectly, consult for, or become an employee of, any company which conducts business in the Field of Interest anywhere in the world. As used herein, the term “Field of Interest” shall mean the research, development, manufacture and/or sale of RNA-modulating drugs or drug candidates that are formulated to treat premature stop codon diseases or other products resulting from the Company’s technology or other drug candidates or disease applications the Company has planned. The limitations on competition contained in this Section 8 shall continue during the time that Danforth performs any Services for the Company, and for a period of three months following the termination of any such Services that Danforth performs for the Company. If any part of this section should be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then this Section 8 is intended to and shall extend only for such period of time, in such area and with respect to such activity as is determined to be reasonable. Except as expressly provided herein, nothing in this Agreement shall preclude Danforth from consulting for or being employed by any other person or entity.

9.

Non-Solicitation. All personnel representing Danforth are employees or contracted agents of Danforth. Accordingly, they are not retainable as employees or contractors by the Company and the Company hereby agrees not to solicit, hire or retain their services for so long as they are employees or contracted agents of Danforth and for one year thereafter. Should the Company violate this restriction, it agrees to pay Danforth liquidated damages equal to thirty 30% of the employee’s starting annual base salary and target annual bonus for each Danforth contracted agent hired by the Company in violation of this Agreement.

10.

Placement Services. In the event that Danforth refers a potential employee to the Company at Company’s written request, and that individual is hired, Danforth shall receive a fee equal to 20% of the employee’s starting annual base salary and target annual bonus. This fee is due and owing whether an individual is hired, directly or indirectly on a permanent basis or on a contract or consulting basis by the Company, as a result of Danforth’s efforts within one year of the date applicant(s) are submitted to the Company. Such payment is due within 30 days of the employee’s start date.

11.

No Implied Warranty. Except for any express warranties stated herein, the Services are provided on an “as is” basis, and the Company disclaims any and all other warranties, conditions, or representations (express, implied, oral or written), relating to the Services or any part thereof. Further, in performing the Services Danforth is not engaged to disclose illegal acts, including fraud or defalcations, which may have taken place. The foregoing notwithstanding, Danforth will promptly notify the Company if Danforth becomes aware of any such illegal acts during the performance of the Services. Because the Services do not constitute an examination in accordance with standards established by the American Institute of Certified Public Accountants (the “AICPA”), Danforth is precluded from expressing an opinion as to whether financial statements provided by the Company are in conformity with generally accepted accounting principles or any other standards or guidelines promulgated by the AICPA, or whether the underlying financial and other data provide a reasonable basis for the statements.

12.

Indemnification. Each Party hereto agrees to indemnify and hold the other Party hereto, its directors, officers, agents and employees harmless against any claim based upon circumstances alleged to be inconsistent with such representations and/or warranties contained in this Agreement. Further, the Company shall indemnify and hold harmless Danforth and any of its subcontractors against any claims, losses, damages or liabilities (or actions in respect thereof) that arise out of or are based on the Services performed hereunder, except for any such claims, losses, damages or liabilities arising out of the fraud, gross negligence or willful misconduct of Danforth or any of its subcontractors. Any Danforth subcontractor appointed by the Company’s Board of Directors as an officer of the Company will be covered by Company’s Directors and Officers Insurance Policy while acting in his capacity as an officer of the Company. Furthermore, during the Term of this Agreement if the Company desires Danforth or Danforth personnel to provide treasury services the Company shall obtain and maintain a Crime and Cyber Insurance Policy that includes coverage for “Social Engineering” claims and extends such coverage to Danforth

13.

Independent Contractor. Danforth is not, nor shall Danforth be deemed to be at any time during the term of this Agreement, an employee of the Company, and therefore Danforth shall not be entitled to any benefits provided by the Company to its employees, if applicable. Danforth’s status and relationship with the Company shall be that of an independent contractor and consultant. Danforth shall not state or imply, directly or indirectly, that Danforth is empowered to bind the Company without the Company’s prior written consent. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties. Danforth will be solely responsible for payment of all charges and taxes arising from his or her relationship to the Company as a consultant.

14.

Records. Upon termination of Danforth’s relationship with the Company, Danforth shall deliver to the Company any property or Confidential Information of the Company relating to the Services which may be in its possession including products, project plans, materials, memoranda, notes, records, reports, laboratory notebooks, or other documents or photocopies and any such information stored using electronic medium.

15.

Notices. Any notice under this Agreement shall be in writing (except in the case of verbal communications, emails and teleconferences updating either Party as to the status of work hereunder) and shall be deemed delivered upon personal delivery, one day after being sent via a reputable nationwide overnight courier service or two days after deposit in the mail or on the next business day following transmittal via facsimile. Notices under this Agreement shall be sent to the following representatives of the Parties:

If to the Company:

Name:	Neil Belloff
Title:	Chief Operating Officer
Address:	950 Winter Street, Waltham MA 02451
Phone:	[***]
E-mail:	[***]

If to Danforth:

Name:	Gregg Beloff
Title:	Managing Director
Address:	[***]
Southborough, MA 01772
Phone:	[***]
E-mail:	[***]

16.

Assignment and Successors. This Agreement may not be assigned by a Party without the consent of the other which consent shall not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporation.

17.

Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of either Party. In the event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

18.	Headings. The Section headings are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

19.

Integration; Severability. This Agreement is the sole agreement with respect to the subject matter hereof and shall supersede all other agreements and understandings between the Parties with respect to the same. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected.

20.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding choice of law principles. The Parties agree that any action or proceeding arising out of or related in any way to this Agreement shall be brought solely in a Federal or State court of competent jurisdiction sitting in the Commonwealth of Massachusetts.

21.

Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

If you are in agreement with the foregoing, please sign where indicated below, whereupon this Agreement shall become effective as of the Effective Date.

DANFORTH ADVISORS, LLC	ELOXX PHARMACEUTICALS, INC.

/s/ Chris Connors	/s/ Neil S. Belloff
Chris Connors	Neil S. Belloff
Chief Executive Officer	COO & GC

April 1, 2021	April 1, 2021
Date	Date

EXHIBIT A

Description of Services and Schedule of Fees

Danforth will perform mutually agreed to finance and accounting functions which are necessary to support the management and operations of the Company, certain of which are set forth below:

Initial Staffing:

Role	Name	Hourly Rate
Sr. Advisor	Daniel Geffken		$550/hour
Managing Director	Heather Kiessling	$	[***]/hour
Sr. Director	Michele Giovenelli	$	[***]/hour
Director	Andrew Wilsack	$	[***]/hour

CFO Services:

•	Participate in longer-term strategic planning process

•	Participate in financing activities, including additional capital raises and/or debt and equity restructurings

•	Oversee the finance and accounting functions, including the Danforth engagement team

•	Board, Audit, Compensation, and Corporate Governance committee meeting preparation, support and attendance, as requested

•	Provide finance support for operational planning

•	Participate in supplier contract negotiation and cost reduction planning

•	Assist with corporate and business development/licensing initiatives

•	Perform financial modeling, planning and analysis

•	Strategic opportunity assessment

•	Stock option plan management

•	Capitalization table management

Equity Compensation

The Company and Danforth will enter into discussions regarding the possibility of providing Danforth or its designee a warrant or option to purchase shares of common stock of the Company, which determination will be made in the sole discretion of the Company.

AMENDMENT NO. 5 TO CONSULTING AGREEMENT

This Amendment No. 5 to Consulting Agreement (“Amendment No. 5”) is made as of June 13, 2025, by and between Eloxx Pharmaceuticals, Inc., a Delaware corporation, with its principal place of business being 950 Winter Street, Waltham, MA 02451 (“Company”) and Danforth Advisors, LLC, a Massachusetts limited liability company, with a principal place of business being 91 Middle Road, Southborough, MA 01772 (“Danforth”). Capitalized terms used but not defined herein shall have the respective meaning set forth in the Consulting Agreement by and between Danforth and the Company dated as of April 1, 2021, as may be amended from time to time (“Agreement”).

WHEREAS, Danforth is engaged by the Company under the terms and conditions of the Agreement and the Parties hereto desire to revise the terms of the Agreement on the terms and conditions set forth more fully herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for the other good and valuable consideration, receipt of which is hereby acknowledge, the Parties hereby agree as follows:

1. Exhibit A to the Agreement is hereby modified to allow Danforth to add the services of various Danforth employees to perform the Services required and approved, such approval to be provided by email, by the Company at each such Danforth employee’s billable rate in effect at the time they are added to the Agreement. The billable rates in effect as of the date of this Amendment No. 5 are as described in Exhibit A-2. Effective January 1 of each year, Exhibit A-2 shall be automatically updated to the then published rate card for Danforth.

2. Except as specifically provided for in this Amendment No. 5, the terms of the Agreement shall be unmodified and shall remain in full force and effect.

3. This Amendment No. 5 may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same amendment, and shall become binding when one or more counterparts have been signed by each of the Parties and delivered to the other.

4. This Amendment No. 5 shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding choice of law principles.

2

IN WITNESS WHEREOF, this Amendment No. 5 has been executed by the parties to be effective as of the date first above written.

DANFORTH ADVISORS, LLC		ELOXX PHARMACEUTICALS, INC.

By:	/s/ Chris Connors	By:	/s/ Sumit Aggarwal
Name: Chris Connors		Name: Sumit Aggarwal
Title: Chief Executive Officer		Title: President and CEO

Date	8/26/2025	Date

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Exhibit A-2

1. Description of Services and Schedule of Fees

Danforth will perform mutually agreed upon finance and accounting which are necessary to support the management and operations of the Company including, but not limited to, the functions set forth below:

Dan Geffken will bill at a rate of $550 per hour and Tom McGauley will bill at a rate of $[***] per hour from the Effective Date through December 31, 2025. These rates will be reviewed on January 1, 2026 and may be adjusted thereafter in accordance with the Agreement.

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